Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care to Begin Shipping t:slim G4 Insulin Pump with CGM Integration

San Diego, September 22, 2015 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM) today announced that the t:slim G4™ Insulin Pump, the first and only touch-screen pump with continuous glucose monitoring (CGM) integration, will begin shipping on Wednesday, September 23, 2015.  The t:slim G4 Pump is for use by people 12 years of age or older who use insulin. Tandem previously announced FDA approval of the product on September 9, 2015. The t:slim G4 System combines features of the t:slim® Insulin Pump and the Dexcom G4® PLATINUM CGM System, devices that have consistently ranked #1 in independent user surveys.1

The t:slim G4 Pump is the newest addition to the Company’s family of products, which includes the t:slim® and t:flex® Insulin Pumps. Each pump features a touch screen with a streamlined, user-friendly interface. This provides people rapid access to frequently used features while eliminating the need for excessive scrolling and button pressing, making these features simple to learn and simple to use. Each Tandem product utilizes modern technology, such as a built-in rechargeable battery and a micro-USB port for convenient charging and fast data transfers. They also feature the Company’s Micro-Delivery® technology that allows for basal delivery every 5 minutes in increments as small as 0.001 unit. The t:slim G4 and t:slim Pumps are the slimmest and smallest durable insulin pumps on the market, yet still hold up to 300 units of insulin.

[1]	dQ&A USA Diabetes Connections Surveys. t:slim Pump: 2013-2014. Dexcom G4 PLATINUM CGM: 2009-2014.

The t:slim G4 Pump can operate as a stand-alone insulin pump or be paired with a Dexcom G4 PLATINUM sensor.  When paired with the CGM sensor, the pump closely mimics the interface of the Dexcom system, tracking glucose continuously and displaying color-coded graphs and arrows directly on the Pump’s home screen to help users manage their diabetes2.  The system also allows users to program personalized glucose targets, alerts, and alarms for when glucose levels rise or fall to dangerous levels.

For additional product and safety information, or to begin the order process, visit www.tandemdiabetes.com/tslimG4 or call (877) 801-6901, Monday – Friday between 6am and 5pm Pacific Time

Experience the t:slim G4 Pump’s touch screen interface directly on your mobile device by downloading Tandem’s free t:simulator™ App.  For more information and to download the app, visit http://www.tandemdiabetes.com/tsimulator.

Financial Update

The timing of the t:slim G4 Pump approval and commencement of shipments are expected to impact the Company’s operating results for the third and fourth quarters of 2015, primarily with respect to sales, cost of sales and gross margin. Since the announcement of the t:slim G4 Pump approval, there has been a high level of customer interest in the product. However, as anticipated, new potential customers, as well as customers who originally placed an order for a t:slim or t:flex Pump but have not yet received their pump, are taking additional time to consider the t:slim G4 Pump in their purchasing decision, as well as satisfying any additional insurance verification and approval requirements.  Accordingly, the Company has experienced significant disruption in its September product shipments to date, including those to distributors and still expects that sales for the remainder of 2015 will be weighted even more heavily to the fourth quarter than previous years.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

[2]	A minimum of two finger sticks a day is required for calibration. System may require more.

Forward Looking Statement
This press release includes forward-looking statements relating to the anticipated timing of the commercial launch of the t:slim G4 Pump, the potential advantages of the t:slim G4 Pump over existing insulin pumps and the anticipated disruption to the pump purchasing process and associated financial impact to the Company’s operating results during the third and fourth quarters of 2015. Such statements are based on management's current expectations, but actual results may differ materially due to various risks and uncertainties, including: Tandem’s ability to maintain commercial scale manufacturing of the t:slim G4 Pump and associated cartridges; the potential that newer products that compete with the t:slim G4 Pump, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, including new products offered by Dexcom, may render the t:slim G4 Pump obsolete or less desirable; the potential that customers may not perceive the anticipated benefits associated with the use of the t:slim G4 Pump when paired with a Dexcom G4 sensor; the potential that customers may not be willing to concurrently use a G4 sensor and the t:slim G4 Pump; the potential that the pump purchasing process for individual customers may take longer than it has historically;  and other risks identified in Tandem's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update any forward-looking statement in this press release.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslim, #tslimG4, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/TandemDiabetes

t:slim, t:flex, Micro-Delivery and Tandem Diabetes Care are registered trademarks, and t:slim G4 and t:simulator are trademarks of Tandem Diabetes Care, Inc. Dexcom and Dexcom G4 PLATINUM are registered trademarks of Dexcom, Inc.

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